Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BOLT BIOTHERAPEUTICS, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Bolt Biotherapeutics, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.    That the name of this corporation is Bolt Biotherapeutics, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on January 22, 2015 under the name Bolt Therapeutics, Inc.

2.    That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Bolt Biotherapeutics, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 3500 South Dupont Highway, in the City of Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 198,000,000 shares of Common Stock, $0.00001 par value per share (“Common Stock”) and (ii) 145,903,585 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”).

FIFTH: The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.    COMMON STOCK

1.    General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.    Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.    PREFERRED STOCK

36,135,263 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series C-1 Preferred Stock,” 39,277,459 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series C-2 Preferred Stock,” 5,022,601 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series T Preferred Stock,” 46,521,416 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock,” 17,053,933 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A-1 Preferred Stock,” and 1,892,913 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series Seed Preferred Stock,” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article Fifth refer to sections and subsections of Part B of this Article Fifth.

1.    Dividends.

The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series T Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock and Series Seed Preferred Stock then outstanding shall first receive, or simultaneously receive, on a pari passu and per annum basis, a dividend on each outstanding share of Preferred Stock in an amount at least equal to $1.1500 per share of Series C-1 Preferred Stock, $1.3225 per share of Series C-2 Preferred Stock, $0.159280 per share of Series T Preferred Stock, $0.09195 per share of Series B Preferred Stock, $0.075056 per share of Series A-1 Preferred Stock and $0.02958 per share of Series Seed Preferred Stock, each subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such respective series of Preferred Stock. In connection with any partial payment of the dividends described in the prior sentence, the holders of shares of Preferred Stock shall share ratably in any such dividend in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such dividend if all amounts payable on or with respect to such shares were paid in full. In addition to the preferential dividends payable to holders of shares of Preferred Stock as provided in this Section 1, the holders of Preferred Stock will be entitled to receive any dividends declared and paid with respect to shares of Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) pro rata based on the number of shares (on an as-converted to Common Stock basis) held by each such holder. The foregoing dividends shall not be cumulative and shall become payable only when, if and as declared by the Board of Directors of the Corporation (the “Board of Directors”). The “Series C-1 Original Issue Price” shall mean $1.1500 per share. The “Series C-2 Original Issue Price” shall mean $1.3225 per share. The “Series T Original Issue Price” shall mean $1.9910 per share. The “Series B Original Issue Price” shall mean $1.1494 per share. The “Series A-1 Original Issue Price” shall mean $0.9382 per share. The “Series Seed Original Issue Price” shall mean $0.3698 per share.

2.    Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1    Preferential Payments to Holders of Preferred Stock.

2.1.1    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined below), the holders of shares of Series C-1 Preferred Stock and Series C-2 Preferred Stock then outstanding shall be entitled to be paid, on a pari passu basis, out of the assets of the Corporation available for distribution to its stockholders in preference to and before any payment shall be made to the holders of Series T Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock, Series Seed Preferred Stock or the Common Stock or any other series of capital stock of the Company by reason of their ownership thereof, an amount per share of Series C-1 Preferred Stock and Series C-2 Preferred Stock equal to the greater of (i) the Series C-1 Original Issue Price, plus any dividends declared but unpaid thereon or the Series C-2 Original Issue Price plus any dividends declared but unpaid thereon, as applicable, or (ii) such amount per share as would have been payable had all shares of Series C-1 Preferred Stock and Series C-2 Preferred Stock, as applicable, been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (with respect to the Series C-1 Preferred Stock the “Series C-1 Preferred Liquidation Amount”, and with respect to the Series C-2 Preferred Stock, the “Series C-2 Preferred Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of the Series C-1 Preferred Stock and Series C-2 Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1.1, the holders of shares of Series C-1 Preferred Stock and Series C-2 Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.1.2    Subject to the prior payment of all amounts due to the holders of shares of Series C-1 Preferred Stock and Series C-2 Preferred Stock in accordance with Subsection 2.1.1, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series T Preferred Stock and Series B Preferred Stock (collectively, the “Existing Senior Preferred Stock”) then outstanding shall be entitled to be paid, on a pari passu basis, out of the assets of the Corporation available for distribution to its stockholders in preference to and before any payment shall be made to the holders of Series A-1 Preferred Stock, Series Seed Preferred Stock or the Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series T Original Issue Price, plus any dividends declared but unpaid thereon or the Series B Original Issue Price plus any dividends declared but unpaid thereon, as applicable, or (ii) such amount per share as would have been payable had all shares of Existing Senior Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the “Existing Senior Preferred Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of the Existing Senior Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1.2, the holders of shares of Existing Senior Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.1.3    Subject to the prior payment of all amounts due to the holders of shares of Series C-1 Preferred Stock and Series C-2 Preferred Stock in accordance with Subsection 2.1.1, and to the holders of shares of Existing Senior Preferred Stock in accordance with Subsection 2.1.2, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series A-1 Preferred Stock or Series Seed Preferred Stock (collectively, the “Existing Junior Preferred Stock”) then outstanding shall be entitled to be paid, on a pari passu basis, out of the assets of the Corporation available for distribution to its stockholders in preference to and before any payment shall be made to the holders of the Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series A-1 Original Issue Price, plus any dividends declared but unpaid thereon or the Series Seed Original Issue Price plus any dividends declared but unpaid thereon, as applicable, or (ii) such amount per share as would have been payable had all shares of Existing Junior Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the “Existing Junior Preferred Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of the Existing Junior Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1.3, the holders of shares of Existing Junior Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2    Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation

Event, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.3    Deemed Liquidation Events.

2.3.1    Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless both (i) the holders of a majority of the outstanding shares of Preferred Stock (voting together as a single class and on an as-converted basis) and (ii) the holders of a majority of the outstanding shares of Series C-1 Preferred Stock and Series C-2 Preferred Stock (voting together as a single class and on an as converted basis) (together, the “Required Holders”) elect otherwise by written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event:

(a)    a merger or consolidation in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b)    the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation (“Asset Sale”).

2.3.2    Effecting a Deemed Liquidation Event.

(a)    The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among and paid to the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.

(b)    In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice (the “Redemption Notice”) to each holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause, (ii) to require the redemption of such shares of Preferred Stock, and (iii) if the Required Holders so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem (x) all outstanding shares of Series C-1 Preferred Stock at a price per share equal to the Series C-1 Preferred Liquidation Amount and all outstanding shares of Series C-2 Preferred Stock at a price per share equal to the Series C-2 Preferred Liquidation Amount, (y) all outstanding shares of Existing Senior Preferred Stock at a price per share equal to the Existing Senior Preferred Liquidation Amount applicable to each series of the Existing Senior Preferred Stock and (z) all outstanding shares of Existing Junior Preferred Stock at a price per share equal to the Existing Junior Preferred Liquidation Amount applicable to each series of the Existing Junior Preferred Stock. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall ratably redeem each holder’s shares of (i) the Series C-1 Preferred Stock and Series C-2 Preferred Stock in preference to the Existing Senior Preferred Stock and the Existing Junior Preferred Stock, (ii) the Existing Senior Preferred Stock in preference to the Existing Junior Preferred Stock, to the fullest extent of such Available Proceeds and (iii) subject to the redemption of the Series C-1 Preferred Stock and Series C-2 Preferred Stock, the Existing Senior Preferred Stock and the Existing Junior Preferred Stock, shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders.

(i)    Each Redemption Notice shall state: (1) the number of shares of Preferred Stock held by the holder that the Corporation shall redeem; (2) the date of redemption (the “Redemption Date”) and the amount to be paid to such holder; and (3) for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

(ii)    On or before the Redemption Date, each holder of shares of Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Available Proceeds for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.

Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

2.3.3    Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors.

2.3.4    Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 2.3.4, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

3.    Voting.

3.1    General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2    Election of Directors. The holders of record of the shares of Series A-1 Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Series A-1 Directors”), the holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series B Director”), the holders of record of the shares of Series C-1 Preferred Stock and Series C-2 Preferred Stock, exclusively and together as a single class, shall be entitled to elect one (1) director of the Corporation (the “Series C Director,” and together with the Series B Director and the Series A-1 Directors, the “Preferred Directors”) and the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock, Series C-1 and Series C-2 Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock, and Series Seed Preferred Stock, exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2.

No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

3.3    Preferred Stock Protective Provisions. At any time when any shares of Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, enter into any of the acts or transactions set forth in Sections 3.3.1 - 3.3.14 without (in addition to any other vote required by law or the Certificate of Incorporation) (i) the written consent or affirmative vote of the holders of at least a majority of the Preferred Stock (voting together as a single class (on an as-converted to Common Stock basis)), given in writing or by vote at a meeting, consenting or voting (as the case may be), and (ii) at any time, and only at such time, when at least 25,000,000 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization) shares of

Series C-1 Preferred Stock are outstanding, the written consent or affirmative vote of the holders of at least a majority of the Series C-1 Preferred Stock and Series C-2 Preferred Stock then outstanding (voting together as a single class (on an as-converted to Common Stock basis)) given in writing or by vote at a meeting, consenting or voting (as the case may be). Any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

3.3.1    liquidate, dissolve or wind-up the business and affairs of the Corporation or any of its subsidiaries, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing;

3.3.2    amend, alter, repeal, or waive any provision of the Certificate of Incorporation or Bylaws of the Corporation;

3.3.3    create, authorize the creation of, or issue or obligate itself to issue shares of, any class or series or capital stock, or any security convertible into or exercisable for any class or series or capital stock, having rights, preferences or privileges senior to or on parity with the Series C-1 Preferred Stock or Series C-2 Preferred Stock;

3.3.4    purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation, other than stock repurchased from former employees, officers, directors or consultants of the Corporation or any subsidiary in connection with the cessation of their employment/services, at the lower of current fair market value or the original purchase price thereof;

3.3.5    create, guarantee or authorize the creation of, or issue, or authorize the issuance of, any debt or create any lien or security interest or incur other indebtedness, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt, lien, security interest or other indebtedness, if the Corporation’s aggregate indebtedness (including its subsidiaries) following such action would exceed $3,000,000, other than equipment leases or bank lines of credit approved by the Board of Directors, including the approval of a majority of the Preferred Directors;

3.3.6    effect a reclassification or recapitalization of the outstanding capital stock of the Corporation;

3.3.7    increase the number of authorized shares of Common Stock, Preferred Stock, or any series of Preferred Stock;

3.3.8    increase or decrease the authorized number of directors constituting the Board of Directors;

3.3.9    establish any new employee stock option or similar plan or increase the shares available for issuance under any employee stock option or similar plan if the total shares authorized under all such plans would exceed 30,013,743 (including all shares issued thereunder and all outstanding and available options);

3.3.10    enter into a joint venture or create or hold capital stock in any subsidiary that is not a wholly-owned subsidiary or dispose of any subsidiary stock or all or substantially all of any subsidiary assets;

3.3.11    make any loan or advance to any person or entity, including, any employee or director, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors including the approval of a majority of the Preferred Directors;

3.3.12    enter into any joint development, licensing or collaboration agreement valued in excess of $5 million;

3.3.13    enter into any agreement or make a commitment to do any of the foregoing in this Section 3.3, or permit, authorize or direct any direct or indirect subsidiary or affiliate of the Corporation to do any of the foregoing in this Section 3.3; or

3.3.14    reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series C-1 Preferred Stock and Series C-2 Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if (i) such reclassification, alteration or amendment would render such other security senior to the Series C-1 Preferred Stock and Series C-2 Preferred Stock in respect of any such right, preference, or privilege or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series C-1 Preferred Stock and Series C-2 Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series C-1 Preferred Stock and Series C-2 Preferred Stock in respect of any such right, preference or privilege.

3.4    Series C-1 Preferred Stock and Series C-2 Preferred Stock Protective Provisions. At any time when any shares of Series C-1 Preferred Stock or Series C-2 Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the shares of the Series C-1 Preferred Stock and Series C-2 Preferred Stock then outstanding, given in writing or by vote at a meeting, consenting or voting (as the case may be) as a single class (on an as-converted to Common Stock basis) and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

3.4.1    alter or change the voting or other powers, preferences or privileges of the Series C-1 Preferred Stock or Series C-2 Preferred Stock so as to affect the Series C-1 Preferred Stock or Series C-2 Preferred Stock adversely and in a manner different than any other series of Preferred Stock, provided, however, that the voting and other powers, preferences and privileges of the Series C-1 Preferred Stock or Series C-2 Preferred Stock shall not be deemed to be adversely affected because of (i) proportional differences in amounts of original issue prices, liquidation preferences and conversion prices of the Series C-1 Preferred Stock or Series C-2 Preferred Stock relative to the other series of Preferred Stock and (ii) the authorization or creation of any new class or series of stock having powers, preferences or special rights senior to or on parity with the Series C-1 Preferred Stock or Series C-2 Preferred Stock; or

3.4.2    increase or decrease the authorized number of shares of Series C-1 Preferred Stock or Series C-2 Preferred Stock.

3.5    Series B Preferred Stock Protective Provisions. At any time when shares of Series B Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least seventy-eight percent (78%) of the shares of the Series B Preferred Stock then outstanding, given in writing or by vote at a meeting, consenting or voting (as the case may be) as a single class (on an as-converted to Common Stock basis) and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

3.5.1    alter or change the voting or other powers, preferences or privileges of the Series B Preferred Stock so as to affect the Series B Preferred Stock adversely and in a manner different than any other series of Preferred Stock, provided, however, that the voting and other powers, preferences and privileges of the Series B Preferred Stock shall not be deemed to be adversely affected because of (i) proportional differences in amounts of original issue prices, liquidation preferences and conversion prices of the Series B Preferred Stock relative to the other series of Preferred Stock and (ii) the authorization or creation of any new class or series of stock having powers, preferences or special rights senior to or on parity with the Series B Preferred Stock; or

3.5.2    increase or decrease the authorized number of shares of Series B Preferred Stock.

4.    Optional Conversion.

The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1    Right to Convert.

4.1.1    Conversion Ratio.

(a)    Subject to and in compliance with the provisions of this Section 4, any shares of Preferred Stock may, at the option of the holder, be converted at any time following the date of issuance of such share and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the original issue price for the applicable series by the applicable Conversion Price for such series in effect at the time of conversion.

(b)    The “Series C-1 Conversion Price” shall initially be equal to the Series C-1 Original Issue Price.

(c)    The “Series C-2 Conversion Price” shall initially be equal to the Series C-2 Original Issue Price.

(d)    The “Series T Conversion Price” shall initially be equal to the Series T Original Issue Price.

(e)    The “Series B Conversion Price” shall initially be equal to the Series B Original Issue Price.

(f)    The “Series A-1 Conversion Price” shall initially be equal to the Series A-1 Original Issue Price.

(g)    The “Series Seed Conversion Price” shall initially be equal to the Series Seed Original Issue Price.

(h)    The Series C-1 Conversion Price, the Series C-2 Conversion Price, the Series T Conversion Price, Series B Conversion Price, the Series A-1 Conversion Price and the Series Seed Conversion Price as referred to herein individually as a “Conversion Price” and collectively as the “Conversion Prices”. Such initial Conversion Prices, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2    Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

4.2    Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of any series of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3    Mechanics of Conversion.

4.3.1    Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2    Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Series C-1 Conversion Price, Series C-2 Conversion Price, Series T Conversion Price, Series B Conversion Price, the Series A-1 Conversion Price or the Series Seed Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of such series of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

4.3.3    Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

4.3.4    No Further Adjustment. Upon any such conversion, no adjustment to the Series C-1 Conversion Price, Series C-2 Conversion Price, Series T Conversion Price, Series B Conversion Price, Series A-1 Conversion Price or Series Seed Conversion Price, as applicable to such series of Preferred Stock, shall be made for any declared but unpaid dividends on the Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series T Preferred Stock, Series B Preferred Stock or Series A-1 Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5    Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4    Adjustments to Series C-1 Conversion Price, Series C-2 Conversion Price, Series B Conversion Price, Series A-1 Conversion Price and Series Seed Conversion Price for Diluting Issues.

4.4.1    Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a)    “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b)    “Original Issue Date” shall mean the date on which the first share of Series C-1 Preferred Stock was issued.

(c)    “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d)    “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	securities issued upon conversion of the Preferred Stock or as a dividend or distribution on the Preferred Stock;

(ii)	securities issued upon the conversion of any currently outstanding debenture, warrant, option, or other convertible security;

(iii)

shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iv)

shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors, including a majority of the Preferred Directors;

(v)	shares of Common Stock issued in a Qualified Public Offering (as defined below);

(vi)	shares of Common Stock issued to banks, equipment lessors or other similar service provider’s approved by the Board of Directors, including a majority of the Preferred Directors; or

(vii)	shares of Common Stock designated as Exempted Securities by the Required Holders.

4.4.2    No Adjustment of Conversion Prices. No adjustment in any applicable Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from Required Holders agreeing that no such adjustment shall be made to the applicable Conversion Price as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3    Deemed Issue of Additional Shares of Common Stock.

(a)    If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)    If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series C-1 Conversion Price, Series C-2 Conversion Price, Series B Conversion Price, Series A-1 Conversion Price or Series Seed Conversion Price pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series C-1 Conversion Price, Series C-2 Conversion Price, Series B Conversion Price, Series A-1 Conversion Price or Series Seed Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series C-1 Conversion Price, Series C-2 Conversion Price, Series B Conversion Price, Series A-1 Conversion Price or Series Seed Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Series C-1 Conversion Price, Series C-2 Conversion Price, Series B Conversion Price, Series A-1 Conversion Price or Series Seed Conversion Price to an amount which exceeds the lower of (i) the Series C-1 Conversion Price, Series C-2 Conversion Price, Series B Conversion Price, Series A-1 Conversion Price or Series Seed Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) Series C-1 Conversion Price, Series C-2 Conversion Price, Series B Conversion Price, Series A-1 Conversion Price or Series Seed Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)    If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series C-1 Conversion Price, Series C-2 Conversion Price, Series B Conversion Price, Series A-1 Conversion Price or Series Seed Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the respective Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)    Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series C-1 Conversion Price, Series C-2 Conversion Price, Series B Conversion Price, Series A-1 Conversion Price or Series Seed Conversion Price pursuant to the terms of Subsection 4.4.4, then such conversion price shall be readjusted to such Series C-1 Conversion Price, Series C-2 Conversion Price, Series B Conversion Price, Series A-1 Conversion Price or Series Seed Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)    If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series C-1 Conversion Price, Series C-2 Conversion Price, Series B Conversion Price, Series A-1 Conversion Price or Series Seed Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Series C-1 Conversion Price, Series C-2 Conversion Price, Series B Conversion Price, Series A-1 Conversion Price or Series Seed Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series C-1 Conversion Price, Series C-2 Conversion Price, Series B Conversion Price, Series A-1 Conversion Price or Series Seed Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4    Adjustment of Conversion Prices Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Series C-1 Conversion Price, Series C-2 Conversion Price, Series B Conversion Price, Series A-1 Conversion Price or Series Seed Conversion Price in effect immediately prior to such issue, then the Series C-1 Conversion Price, Series C-2 Conversion Price, Series B Conversion Price, Series A-1 Conversion Price or Series Seed Conversion Price, as applicable, shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2	=	CP1	*	(A + B)	÷	(A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a)    “CP2” shall mean the Series C-1 Conversion Price, Series C-2 Conversion Price, Series B Conversion Price, Series A-1 Conversion Price or Series Seed Conversion Price, as applicable, in effect immediately after such issue of Additional Shares of Common Stock;

(b)    “CP1” shall mean the Series C-1 Conversion Price, Series C-2 Conversion Price, Series B Conversion Price, Series A-1 Conversion Price or Series Seed Conversion Price, as applicable, in effect immediately prior to such issue of Additional Shares of Common Stock;

(c)    “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d)    “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e)    “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5    Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)    Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(iii)

in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.

(b)    Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)

the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)

the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6    Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series C-1 Conversion Price, Series C-2 Conversion Price, Series B Conversion Price, Series A-1 Conversion Price or Series Seed Conversion Price pursuant to the terms of Subsection 4.4.4 then, upon the final such issuance, the Series C-1 Conversion Price, Series C-2 Conversion Price, Series B Conversion Price, Series A-1 Conversion Price or Series Seed Conversion Price, as applicable, shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5    Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Series C-1 Conversion Price, Series C-2 Conversion Price, Series T Conversion Price, Series B Conversion Price, Series A-1 Conversion Price and Series Seed Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series of Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Series C-1 Conversion Price, Series C-2 Conversion Price, Series

T Conversion Price, Series B Conversion Price, Series A-1 Conversion Price and Series Seed Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series of Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6    Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series C-1 Conversion Price, Series C-2 Conversion Price, Series T Conversion Price, Series B Conversion Price, Series A-1 Conversion Price and Series Seed Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series C-1 Conversion Price, Series C-2 Conversion Price, Series T Conversion Price, Series B Conversion Price, Series A-1 Conversion Price and Series Seed Conversion Price then in effect by a fraction:

(1)    the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)    the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series C-1 Conversion Price, Series C-2 Conversion Price, Series T Conversion Price, Series B Conversion Price, Series A-1 Conversion Price and Series Seed Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series C-1 Conversion Price, Series C-2 Conversion Price, Series T Conversion Price, Series B Conversion Price, Series A-1 Conversion Price and Series Seed Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.7    Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.8    Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series C-1 Conversion Price, Series C-2 Conversion Price, Series T Conversion Price, Series B Conversion Price, Series A-1 Conversion Price and Series Seed Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock. For the avoidance of doubt, nothing in this Subsection 4.8 shall be construed as preventing the holders of Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the General Corporation Law in connection with a merger triggering an adjustment hereunder, nor shall this Subsection 4.8 be deemed conclusive evidence of the fair value of the shares of Preferred Stock in any such appraisal proceeding.

4.9    Special Adjustment for Series T Preferred Stock. If the Corporation issues capital stock to a corporate strategic partner in conjunction with an exclusive development and commercialization license executed before December 31, 2020 at a price per share below the Series T Original Issue Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization), then the Series T Conversion Price shall automatically be adjusted to reflect the price per share of the capital stock issued in such transaction.

4.10    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series C-1 Conversion Price, Series C-2 Conversion Price, Series T Conversion Price, Series B Conversion Price, Series A-1 Conversion Price or Series Seed

Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series C-1 Conversion Price, Series C-2 Conversion Price, Series T Conversion Price, Series B Conversion Price, Series A-1 Conversion Price or Series Seed Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Stock.

4.11    Notice of Record Date. In the event:

(a)    the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the any series of Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)    of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)    of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5.    Mandatory Conversion.

5.1    Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public at a price per share of at least one and one quarter (1.25) times the Series C-1 Original Issue Price, or if outstanding, the Series C-2 Original Issue Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $75,000,000 of gross proceeds to the Corporation (“Qualified Public Offering”) or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Required Holders (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 4.1.1 and (ii) such shares may not be reissued by the Corporation.

5.2    Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

5A.    Special Mandatory Conversion.

5A.1.    Trigger Event. Subject to Section 1.4(c) of that certain Series C Preferred Stock Purchase Agreement, dated on or around June 26, 2020 as it may be amended from time to time, (the “Purchase Agreement”), in the event that the Corporation provides the notice of the Second Closing after receiving the Investor Certification or Optional Closing Elective Notification (each as defined in the Purchase Agreement), if any holder of shares of Series C-1 Preferred Stock, its affiliates or designees (including a Purchaser Affiliate (as defined in the Purchase Agreement)) does not purchase 100% of the Milestone Shares (defined in the Purchase Agreement) allocated to such Purchaser (as defined in the Purchase Agreement) pursuant to the Purchase Agreement in the Second Closing (defined in the Purchase Agreement) then each share of Series C-1 Preferred Stock held by such Purchaser shall, immediately following the Second Closing, automatically, and without any further action on the part of such holder, be converted into shares of Common Stock at a rate of one (1) share of Common Stock for every one (1) share of Series C-1 Preferred Stock (each as subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock). Such conversion is referred to as a “Special Mandatory Conversion”; provided, that the Special Mandatory Conversion may be waived with respect to all Purchasers by written consent of the holders of at least a majority of the shares of Series C-1 Preferred Stock prior to the Second Closing, provided, that if and only if (i) CFIUS (as defined in the Purchase Agreement) requests or requires that such holder or the Corporation file a notice or declaration with CFIUS pursuant to the DPA (as defined in the Purchase Agreement) with respect to the Second Closing (the “Covered Transactions”) or (ii) such holder or the Corporation determines in good faith that a filing with CFIUS with respect to the Covered Transactions is advisable or required by applicable law (each of (i) and (ii), a “CFIUS Filing Requirement”), then in either case of a CFIUS Filing Requirement, such holder shall not be obligated to participate in the Second Closing until the CFIUS Satisfied Condition (as defined in the Purchase Agreement) shall have been achieved and shall not be subject to the Special Mandatory Conversion unless such holder does not purchase its Milestone Shares sold or to be sold in the Second Closing within ten (10) business days after the receipt of the CFIUS Satisfied Condition. For the avoidance of doubt, such holder shall have no obligation to accept or take any action, condition or restriction with respect to the Covered Transactions in order to achieve the CFIUS Satisfied Condition.

5A.2.    Procedural Requirements. Upon a Special Mandatory Conversion, each holder of shares of Series C-1 Preferred Stock converted pursuant to Subsection 5A.1 shall be sent written notice of such Special Mandatory Conversion and the place designated for mandatory conversion of all such shares of Series C-1 Preferred Stock pursuant to this Section 5A. Upon receipt of such notice, each holder of such shares of Series C-1 Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series C-1 Preferred Stock converted pursuant to Subsection 5A.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the time of the Special Mandatory Conversion (notwithstanding the failure of the holder or holders thereof to surrender any certificates for such shares at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders therefor (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Subsection 5A.2. As soon as practicable after the Special Mandatory Conversion and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series C-1 Preferred Stock so converted, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series C-1Preferred Stock converted. Such converted Series C-1 Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series C-1 Preferred Stock accordingly.

6.    Redemption. Other than as set forth in Section 2.3.2(b), the Preferred Stock is not redeemable.

7.    Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

8.    Notices. Any notice required or permitted by the provisions of this Article Fifth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

SIXTH: Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SEVENTH: Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

EIGHTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

TENTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Tenth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Tenth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ELEVENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Eleventh shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

TWELFTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series T Preferred Stock, Series B Preferred Stock or Series A-1 Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

THIRTEENTH: For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under this Certificate of Incorporation from employees, officers, directors or consultants of the Corporation in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board of Directors (in addition to any other consent required under this Certificate of Incorporation), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero (0).

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3.    That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4.    That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 26th day of June, 2020.

By:	/s/ Randall Schatzman
Randall Schatzman, Chief Executive Officer